American Safety Insurance Holdings, Ltd.

Reports a Third Quarter Net Loss of $4.3 Million, Including

$9.2 Million of Net Realized Losses on Investments

HAMILTON, Bermuda, October 27, 2008 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today announced a net loss of $4.3 million, or $(0.42) per diluted share, for the three months ended September 30, 2008, compared to net earnings of $7.0 million, or $0.64 per diluted share, for the same period of 2007. The 2008 net loss is a result of net realized losses of $9.2 million which include a charge of $7.7 million for other than temporary impairment of debt and equity securities issued by Lehman Brothers, Freddie Mac and Fannie Mae and realized losses of  $1.4 million from the sale of other fixed maturity securities due to credit concerns about certain financial services companies.

Financial highlights for the quarter included (compared to the same period of 2007, except as noted):

•	Gross premiums written increased 48% to $74.5 million.
•	Net premiums written increased 26% to $40.5 million.
•	Net premiums earned increased 14% to $41.7 million.
•	Net investment income decreased 4% to $7.5 million.
•	Combined ratio increased to 103.2% compared to 95.3%.
•	Loss ratio was 60.1% compared to 57.5%.
•	Expense ratio increased to 43.1% from 37.8%.
•	Annualized return (loss) on average equity was (7.4)%; excluding net realized losses, the return was 8.1%, in each case compared to 13.1%.
•	Book value per share decreased to $20.53 per outstanding share and $19.94 per diluted share compared to $21.53 and $20.81, respectively, as of December 31, 2007.
•	Cash flow from operations was $69.7 million compared to $9.4 million.

Third Quarter Results

Gross premiums written increased by $24.2 million primarily due to $14.1 million in premium from a specialty program tied to a July 1 effective date and a $9.6 million increase in assumed reinsurance premiums. The entire annual premium for the program is written in the third quarter and the Company assumes no underwriting risk on the specialty program. The Company receives fee income for acting as the policy issuing carrier and cedes 100% of the premium to an unrelated insurance company. Approximately $7.8 million of the assumed reinsurance premium written during the quarter relates to one transaction and was retroceded to an unrelated insurer. The established reserves related to the ceded and retroceded premiums are fully collateralized.

Total revenues were $40.5 million, a decline of $4.2 million. Excluding the $9.2 million of net realized losses on investments, total revenues improved to $49.7 million from $44.7 million in 2007, due to a $5.0 million increase in net premiums earned. Excluding the net realized losses, net earnings for the quarter were $4.9 million, or $0.46 per diluted share, compared to $7.0 million, or $0.64 per diluted share, for the comparable period of 2007. The loss ratio increased by 2.6 percentage points due primarily to changes in the mix of business and $700,000 of additional current accident year reserves related to two programs. The expense ratio increased by 5.3 percentage points due to higher acquisition expenses primarily as a result of changes in the mix of business and the impact of the change from quota share to excess of loss reinsurance on its specialty program line.

Cash flow provided from operations was $69.7 million, an increase of $60.3 million as compared to the 2007 quarter. This substantial increase is due to collection of premium from one large assumed reinsurance transaction, collection of reinsurance recoverables and receipt of return premium from the July 1, 2007 core casualty reinsurance treaty. Fourth quarter cash flow is expected to be negatively impacted by payment of the deposit premiums under the renewed core casualty treaty and the payment of retroceded assumed reinsurance premiums.

Year to Date

Net earnings for the nine months ended September 30, 2008 were $8.5 million, or $0.79 per diluted share. Excluding $8.4 million of net realized losses for the period, net earnings were $16.9 million, or $1.55 per diluted share, compared to net earnings of $21.4 million, or $1.95 per diluted share for the 2007 period. Total revenues were $143.7 million, an increase of $5.2 million. Excluding the net realized losses, total revenues increased $13.5 million due to higher net premiums earned as a result of increased writings in our newer lines of business and increased retentions in the specialty program line. The combined ratio for the nine months ended September 30, 2008 was 102.5%, composed of a loss ratio of 60.6% and an expense ratio of 41.9%, compared to the comparable 2007 period’s combined ratio of 95.1%, composed of a 60.0% loss ratio and a 35.1% expense ratio.

Average invested assets increased 9.5% over September 30, 2007 due primarily to increased cash flow from operations. The pre-tax investment yield decreased 60 basis points to 4.7%. Book value per outstanding share and diluted share was $20.53 and $19.94, respectively, compared to $21.53 and $20.81, respectively, at December 31, 2007.

Commenting on the results, Stephen R. Crim, Chief Executive Officer, said; “American Safety Insurance remains in strong financial condition despite net realized losses from investments, representing less than 1.5% of our $634 million investment portfolio. The 48% growth we achieved in gross premiums written during the quarter was the result of one time transactions in which the risk was ceded to unrelated insurance companies in exchange for fee income, and we do not expect significant fourth quarter growth. We remain committed to preserving long term profitability through underwriting discipline and a conservative investment philosophy. Newer products resulting from our product diversification strategy initiated in 2006 produced over $21 million of gross premiums written during the quarter and create a platform providing the Company with the opportunity to achieve significant growth when market conditions improve.”

Conference Call

A conference call to discuss third quarter 2008 results is scheduled for Monday, October 27, 2008 at 9:00 a.m. (Eastern Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.bm. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd. In the U.S. it offers innovative insurance solutions for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
William Tepe	Julie McDonald
btepe@amsafety.bm	jmcdonald@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(in thousands except per share data and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
INCOME STATEMENT DATA: Revenues:
Direct premiums earned	$ 53,786	$ 52,211	$ 148,057	$ 162,613
Assumed premiums earned	13,107	2,373	35,220	5,538
Ceded premiums earned	(25,201)	(18,012)	(55,394)	(53,811)
Net premiums earned	41,692	36,572	127,883	114,340

Net investment income	7,497	7,791	22,141	22,497
Net realized losses	(9,153)	(81)	(8,358)	(89)
Fee income	499	411	2,017	1,675
Other income (loss)	(37)	18	(7)	50
Total revenues	40,498	44,711	143,676	138,473

Expenses:
Losses and loss adjustment expenses	25,059	21,013	77,468	68,586
Acquisition expenses	9,685	7,185	30,723	21,031
Payroll and related expenses	5,729	4,320	15,975	12,996
Other underwriting expenses	3,042	2,769	8,974	7,765
Interest expense	715	846	2,370	2,484
Corporate and other expenses	696	697	(612)	2,134
Minority interest	(312)	26	(160)	150
Total expenses	44,614	36,856	134,738	115,146
Earnings (loss) before income taxes	(4,116)	7,855	8,938	23,327
Income taxes	179	809	422	1,917
Net (loss) earnings	$ (4,295)	$ 7,046	$ 8,516	$ 21,410

Net (loss) earnings per share:
Basic	$(0.42)	$0.66	$0.81	$ 2.02
Diluted	$(0.42)	$0.64	$0.79	$ 1.95
Weighted average number of shares outstanding:
Basic	10,326,661	10,709,996	10,521,209	10,624,416
Diluted	10,326,661	11,044,340	10,782,741	10,938,607

GAAP combined ratio	103.2%	95.3%	102.5%	95.1%

BALANCE SHEET DATA:			Sept. 30, 2008	December 31, 2007
			(in millions except per share data)

Total investments			$ 634	$ 617
Total assets			992	934
Unpaid losses and loss adjustment expenses			551	505
Total liabilities			781	704
Total shareholders' equity			211	230

Book value per share			$ 20.53	$ 21.53
Book value per diluted share			$ 19.94	$ 20.81

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(in thousands )

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
PREMIUM SUMMARY (in Thousands)

Gross Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 11,345	$ 11,391	$ 37,676	$ 36,374
Construction	8,183	14,481	28,253	47,403
Excess	1,544	1,756	5,874	4,952
Healthcare	3,121	-	8,224	-
Products Liability	1,385	899	4,498	3,757
Property	1,415	1,050	5,705	1,283
Surety	3,561	1,645	8,180	4,431
Total Excess and Surplus Lines Segment	30,554	31,222	98,410	98,200

Alternative Risk Transfer Segment
Specialty Programs	30,088	14,920	60,586	49,705
Total Alternative Risk Transfer Segment	30,088	14,920	60,586	49,705

Assumed Reinsurance Segment	13,829	4,188	42,457	15,699

Total Gross Premiums Written	$ 74,471	$ 50,330	$ 201,453	$ 163,604

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 9,048	$ 6,195	$ 27,669	$ 26,305
Construction	7,019	9,382	21,921	41,896
Excess	935	192	1,566	608
Healthcare	2,028	-	5,345	-
Products Liability	1,134	730	3,625	2,159
Property	1,351	862	4,363	1,018
Surety	2,506	1,633	6,183	4,370
Total Excess and Surplus Lines Segment	24,021	18,994	70,672	76,356

Alternative Risk Transfer Segment
Specialty Programs	10,551	8,938	31,020	23,372
Total Alternative Risk Transfer Segment	10,551	8,938	31,020	23,372

Assumed Reinsurance Segment	5,975	4,188	34,603	15,699

Total Net Premiums Written	$ 40,547	$ 32,120	$ 136,295	$ 115,427

Net Premiums Earned:
Excess and Surplus Lines Segment
Environmental	$ 8,575	$ 9,558	$ 26,404	$ 29,108
Construction	8,550	14,339	29,240	53,600
Excess	551	188	913	598
Healthcare	1,061	-	1,781	-
Products Liability	1,280	626	3,463	1,569
Property	1,622	223	3,377	229
Surety	1,907	1,697	5,259	3,768
Total Excess and Surplus Lines Segment	23,546	26,631	70,437	88,872

Alternative Risk Transfer Segment
Specialty Programs	10,238	7,568	27,426	19,930
Total Alternative Risk Transfer Segment	10,238	7,568	27,426	19,930

Assumed Reinsurance Segment	7,908	2,373	30,020	5,538

Total Net Premiums Earned	$ 41,692	$ 36,572	$ 127,883	$ 114,340